EXHIBIT 13(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 21, 2006, with respect to the financial statements and supplementary information of The Paul Revere Variable Annuity Contract Accumulation Fund in the Amendment No. 60 under the Investment Company Act of 1940 to the Registration Statement and in the Disclosure Statement.

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2006, except for Note 10, as to which the date is March 29, 2006, with respect to the statutory-basis financial statements of The Paul Revere Variable Annuity Insurance Company included in this Post-Effective Amendment No. 60 under the Securities Act of 1933 to the Registration Statement and in the Disclosure Statement.

/s/ Ernst & Young LLP

Chattanooga, Tennessee

April 28, 2006